Exhibit 3.1

Exhibit 3.1
Number 545333
Certificate of Incorporation
on re-registration as a public limited company
I hereby certify that
MEDTRONIC PUBLIC LIMITED COMPANY
has this day been re-registered under the
Companies Acts 1963 to 2013 and
that the company is a public limited company.
Given under my hand at Dublin, this
Monday, the 26th day of January, 2015
for Registrar of Companies